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                                                                    EXHIBIT 4.26
                               WALBRO CORPORATION

                              AMENDED AND RESTATED
                              SECOND AMENDMENT AND
                                WAIVER AGREEMENT

                          $45,000,000 Principal Amount
                                  Senior Notes
                               Due October 1, 2004

                                                       Dated as of March 3, 1998

Principal Mutual Life Insurance Company
711 High Street
Des Moines, Iowa  50392-0800
Attention:        Investment Department,
                  Securities Division

The Mutual Life Insurance Company of New York
MONY Life Insurance Company of America
1740 Broadway
New York, New York  10019

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
One Nationwide Plaza
Columbus, Ohio  43215-2220

Ladies and Gentlemen:

         Reference is made to the Note Agreement dated as of October 1, 1994, as amended by the First Amendment to Note Agreement dated as of July 25, 1995 (the "Note Agreement") between Walbro Corporation, a Delaware corporation (the "Company") and you pursuant to which the Company issued $45,000,000 principal amount of its 7.68% Senior Notes due October 1, 2004 (the "Notes"). You are sometimes referred to hereafter as the "Holders."

         Certain events have occurred under the Note Agreement as to which the Company is requesting your waiver and in consideration thereof is requesting and agreeing to certain modifications to the Note Agreement which are embodied in this Amended and Restated Second Amendment and Waiver Agreement (the "Second Amendment").

         In consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and the Holders agree as follows:



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         SECTION 1. WAIVER

         1.1. Waiver Period. In accordance with the notice given to the Company by the Holders in their letter to the Company dated January 20, 1998 (the "January 20 Letter") the Defaults asserted in the January 20 Letter (which the Company denies, but the Holders continue to assert) would become Events of Default under the Note Agreement on March 4, 1998 which date was confirmed by the last paragraph of Dewey B. Crawford's Letter to the Company dated February 13, 1998 (the "February 13 Letter"). The Holders agree that the March 4, 1998 date is hereby waived until the earlier of May 31, 1998 (the "Waiver Expiration Date") or the occurrence of an event described in Section 1.2.

         1.2. Termination of Waiver. Upon the occurrence of any of the following, the waiver contained in Section 1.1 above shall immediately terminate:

         (a) Any default by the Company or any subsidiary in the performance or compliance with any of the provisions of this Second Amendment, the Security Agreements, the Intercreditor Agreement, the Guarantees, the Credit Agreement, or that certain Purchase Money Loan Agreement dated as of August 27, 1997 among the Company and the Banks (the "Purchase Money Agreement");

         (b) Any representation or warranty made by or on behalf of the Company or any subsidiary in or in connection with this Second Amendment, the Security Agreements, or the Intercreditor Agreement proves incorrect as of the date of issuance or making;

         (c) The occurrence of an Event of Default under the Note Agreement; provided, however, that solely for purposes of this Section 1.2(c) and without amending the Note Agreement, any period during which a Default may be cured before becoming an Event of Default and thereby terminating the waiver contained in Section 1 shall be deemed to be ten Business Days; and provided further, that the foregoing proviso shall not be deemed to provide a cure period to the Company where one has not heretofore existed;

         (d) The occurrence of an Event of Default under the Intercreditor Agreement;

         (e) The institution by any of the Banks or the Agent of any of their rights or remedies under the Credit Agreement, the Purchase Money Agreement, the Security Agreements, the Intercreditor Agreement or of any other proceedings against the Company;

         (f) The Banks refusal to advance money under the terms of the Credit Agreement;

         (g) The Company's auditors, Arthur Andersen & Company, either refuse to issue their audit opinion or issue a qualified audit opinion, in connection with the Company's financial statements for its fiscal year ended December 31, 1997;

         (h) The Banks fail to deliver their written consent to Section 2.3 (the "Bank Consent") to the Holders on or before 4:00 p.m., Chicago Time, March 13, 1998, which consent


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shall be in form and content acceptable to the Holders and shall contain a waiver of any Events of Defaults (as defined the Credit Agreement) through the date thereof.

         (i) By action of the Holders of at least 66-2/3% in principal amount of the outstanding Notes following receipt of a notice pursuant to the second sentence of Section 2.2.

         SECTION 2. UNDERTAKINGS AND REPRESENTATIONS OF THE COMPANY

         2.1. Payments under the Note Agreement. The Company will use its best efforts to pay all of the Lender Indebtedness evidenced by the Notes and the Note Agreement, including but not limited to all accrued and unpaid interest, outstanding principal, Make-Whole Amounts and outstanding expenses (including attorneys fees) related thereto, no later than the Waiver Expiration Date.

         2.2. Modification of Lender Indebtedness. Without the prior written consent of the Holders, which consent may be granted or withheld in the sole and exclusive discretion of the Holders, neither the Company nor any of its subsidiaries shall enter into, acquiesce in, consent to, request or seek to obtain, any waiver, amendment, modification, extension, forbearance, consent or other alteration of the Credit Agreement, the Purchase Money Agreement or any other agreements entered into pursuant to or in furtherance thereof, provided that any such waiver, amendment, modification, extension, forbearance, consent or other alteration requires the approval of any Holder under or otherwise be restricted by the Intercreditor Agreement, as determined by such Holder. Furthermore, the Company shall give the Holders reasonable prior written notice of the Company's or any subsidiary's intention to enter into, acquire in, consent to, request or seek to obtain any waiver, amendment, modification, extension, forbearance, consent or other alteration of the Credit Agreement, the Purchase Money Agreement or any other agreements entered into pursuant to or in furtherance thereof (whether or not restricted by the Intercreditor Agreement), which notice shall describe in reasonable detail the terms and conditions of any of the foregoing.

         2.3. Interest. Commencing on March 3, 1998, the interest rate on the Notes shall be 9.68% per annum and shall be payable monthly on the first day of each month commencing April 1, 1998. Notwithstanding the foregoing, the Make Whole Amount, if any, shall be calculated using the original interest rate on the Notes.

         2.4. Commitment Letters. The Company will deliver promptly to the Holders copies of any final form of commitment letter or term sheet (prior to execution or acceptance thereof) and of any executed commitment letter for any financings of any sort by the Company or any of its subsidiaries or Affiliates. Subject to any restrictions on disclosure imposed by the financial institution(s) involved, the Company will provide you promptly with copies of any draft or preliminary term sheets or commitment letters as they are received by the Company.

         2.5. Limitation on Additional Borrowings under the Purchase Money Agreement. The Company will not incur any Indebtedness under the Purchase Money Agreement without the

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prior written consent of the Holders, which consent may be granted or withheld in the sole and exclusive discretion of the Holders.

         2.6. Status Reporting. On each Thursday commencing Thursday, March 12, 1998, the Company will update the Holders either orally or in writing as to the progress of the Company's efforts toward the payment referred to in Section 2.1 hereof and with respect to the Company's overall financial and business situation.

         2.7. Representations and Warranties. The Company represents and warrants to the Holders as follows:

         (a) Except as asserted in the January 20 Letter and the February 13 Letter (which the Company does not admit), no defaults, events of default or circumstances which but for the passage of time or the giving of notice would constitute defaults or events of default exist under the Note Agreement, the Intercreditor Agreement, the Credit Agreement, the Purchase Money Agreement or the Security Agreements.

         (b) Since December 12, 1997, neither the Company nor the Banks have requested or entered into any waiver, consent, amendment, modification, extension, or alteration of or with respect to the Credit Agreement or the Purchase Money Agreement.

         (c) The representations and warranties contained in the Note Agreement and the Intercreditor Agreement remain in full force and effect and are hereby ratified, confirmed, remade and approved in all respects as of the date hereof except for changes to those representations and warranties set forth on the attached Schedule 2.5.

         SECTION 3. EFFECTIVE DATE

         Condition to Effectiveness. This Second Amendment shall become effective, retroactive to the date hereof, upon receipt by the Holders of each of the following items:

         3.1. Second Amendment. A counterpart of this Second Amendment duly executed by the Company.

         3.2. Other Documents. Such other documents and instruments incident to this Second Amendment, the Security Agreements or the Intercreditor Agreement as the Holders may reasonably request.

         3.3. Consent of Banks. Notwithstanding the foregoing, Section 2.3 shall become effective, retroactive to the date hereof, upon the satisfaction of the conditions contained in Sections 3.1 and 3.2 above and receipt of the Bank Consent.


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         SECTION 4. MISCELLANEOUS

         4.1. Ratification. Except to the extent expressly waived, amended, modified, deleted or added to hereby, the terms and provisions of the Note Agreement and the Intercreditor Agreement are ratified, confirmed, remade and approved in all respects as of the date hereof.

         4.2. Reference to and Effect on the Note Agreement. Upon the effectiveness of this Second Amendment, each reference in the Note Agreement and in other documents describing or referencing the Note Agreement to the "Agreement," "Note Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

         4.3. Expenses. The Company confirms its agreement to pay within ten Business Days of receipt of a statement therefor all reasonable fees and expenses of special counsel to the Holders and all other fees and expenses incurred by the Holders in connection with the negotiation and execution of this Second Amendment, including but not limited costs of transportation and accommodations for meetings.

         4.4. Binding Effect. This Second Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

         4.5. Governing Law. This Second Amendment shall be governed by and construed in accordance with Illinois law.

         4.6. Counterparts. This Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original but altogether only one instrument.

         4.7. Facsimile. This Second Amendment may be executed by facsimile signature.

         4.8. No Third Party Beneficiary. This Second Amendment is intended only for the benefit of the Company and the Holders and no other party shall be entitled to rely on any of the benefits and rights conferred hereunder.




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         IN WITNESS WHEREOF, the Company and the Holders have caused this Second
Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.


                                   WALBRO CORPORATION

                                   By:  /s/ Michael A. Shope
                                      --------------------------------------
                                   Title:   Michael A. Shope, Treasurer, CFO

                                   PRINCIPAL MUTUAL LIFE INSURANCE
                                    COMPANY

                                   By:  /s/ Clint Woods
                                      --------------------------------------
                                   Title:   Clint Woods, Counsel

                                   By:  /s/ Christopher J. Henderson
                                      --------------------------------------
                                   Title:   Christopher J. Henderson, Counsel

                                   J. ROMEO & CO.

                                   By:  /s/ Thomas Finn
                                      --------------------------------------
                                   Title:   Thomas Finn, V.P.

                                   NATIONWIDE LIFE INSURANCE
                                   COMPANY

                                   By:  /s/ Thomas A. Glisson
                                      --------------------------------------
                                   Title: Sr. Investment Manager

                                   NATIONWIDE LIFE AND ANNUITY
                                   INSURANCE COMPANY

                                   By:  /s/ Thomas A. Glisson
                                      --------------------------------------
                                   Title: Sr. Investment Manager


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